May 8, 2007

Securities and Exchange Commission
100 F Street, N.E., Washington, D.C. 20549
U.S.A.

Dear Ladies and Gentlemen,

We are the former independent auditors for Sona Development Corp. (the "Company"), We have read the Company's current report on Form 8-K dated May 8, 2007 (the "Form 8-K") and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
"DMCL" Chartered Accountants